EXHIBIT 10.16
HILLENBRAND, INC.
Executive Deferred Compensation Program
     WHEREAS, in accordance with that certain Distribution Agreement (as defined below), Hillenbrand Industries, Inc. (to be re-named Hill-Rom Holdings, Inc. prior to or effective upon the Distribution referred to below and hereinafter referred to in these recitals as “RemainCo” or “Hill-Rom Holdings, Inc.”) proposes to distribute its entire ownership interest in Batesville Holdings, Inc. (to be re-named Hillenbrand, Inc. prior to or effective upon the Distribution and hereinafter referred to in these recitals as “SpinCo or “Hillenbrand, Inc.”) through a pro-rata distribution of all of the outstanding shares of SpinCo common stock then owned by RemainCo to the holders of RemainCo common stock (“Distribution”); and
     WHEREAS, RemainCo and SpinCo have entered into that certain Employee Matters Agreement (as defined below) for the purpose of continuing benefits for the pre-Distribution directors, employees and consultants of RemainCo and its subsidiaries; and
     WHEREAS, in accordance with Section 6.3 of the Employee Matters Agreement, SpinCo is to adopt and implement an Executive Deferred Compensation Program with features that are comparable to the Hillenbrand Industries, Inc. Executive Deferred Compensation Program to be effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement; and
     WHEREAS, effective as of the date of the consummation of the transactions contemplated by the Distribution Agreement (the “Effective Date”), Hillenbrand, Inc. establishes the Hillenbrand, Inc. Executive Deferred Compensation Program (the “Program”) to provide a nonqualified deferred compensation benefits to certain selected key executives of the Employer (as defined below), SpinCo Participants (as defined below) and certain Prior Program Participants (as defined below).
ARTICLE I
PURPOSE AND DEFINITIONS
1.1	Purpose. The purpose of this Program is to provide voluntary deferrals of portions of a Participant’s compensation to be paid by Hillenbrand, Inc. and its Subsidiaries.
1.2	Definitions:

(a)	“Base Salary” means the annual calendar earnings of a Participant including wages and salary as reported for federal income tax purposes, but excluding all bonus payments of any kind, commissions, incentive compensation, equity based compensation, long term performance compensation, perquisites and other forms of additional compensation.

(b)	“Beneficiary” means, with respect to payments related to Deferred Compensation, the person, persons, trust or other entity designated by the Participant to receive any benefits payable under the Deferred Compensation Payment Guidelines.

(c)	“Board of Directors” or “Board” means the Board of Directors of Hillenbrand, Inc.

(d)	“Committee” means the Compensation and Management Development Committee of the Board appointed to administer the Program under Article II.

(e)	“Common Stock” means the common stock of the Company.

(f)	“Company” means Hillenbrand, Inc. and does not include Subsidiaries.

(g)	“Deferred Compensation” means the cumulative amount credited to an account maintained for a Participant pursuant to Section 4.2.

(h)	“Deferral Election” means the written election made by a Participant on the Deferral Elections Checklist form as timely submitted and accepted by the Committee.

(i)	“Disability” means a physical or mental disability by reason of which a Participant is determined by the Office of the President or its delegate, to be eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

(j)	“Distribution Agreement” means the Distribution Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March ___, 2008.

(k)	“Employee Matters Agreement” means the Employee Matters Agreement by and between Hillenbrand Industries, Inc. and Batesville Holdings, Inc. dated as of March ___, 2008.

(l)	“Employer” means Hillenbrand, Inc., and its Subsidiaries.

(m)	“Incentive Compensation” means the Incentive Compensation as provided for in the Hillenbrand, Inc. Short-Term Incentive Compensation Program.

(n)	“Participant” means any SpinCo Participant and Prior Program Participant as set forth in Section 3.1 and any individual who is a non-bargained for, key employee of the Employer and is selected for participation in the Program pursuant to Article III.

(o)	“Perquisite Compensation” means a variety of benefits offered to a Participant to aid him or her in carrying out his or her duties, to provide for the Participant’s well being, and to create the potential for added long-term financial security.

(p)	“Plan Year” means the twelve (12) month period ending on the December 31 of each year during which this Plan is in effect, provided that the first Plan Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs.

(q)	“Prior Deferrals” means amounts deferred by Participants prior to January 1, 2005 under the Hillenbrand Industries, Inc. Executive Deferred Compensation Program in effect prior to January 1, 2005 (including earnings credited on such amounts through and after January 1, 2005) and not distributed prior to January 1, 2005.

(r)	“Prior Program” means the Hillenbrand Industries, Inc. Executive Deferred Compensation Program as in effect immediately prior to the Effective Date.

(s)	“Prior Program Participant” means any participant in the Prior Program who had an account under Section 4.2(b) of the Prior Program which was assumed to be invested in common stock of Hillenbrand Industries, Inc.

(t)	“Program” or “Plan” means the Hillenbrand, Inc. Executive Deferred Compensation Program.

(u)	“RemainCo Participant” shall have the meaning set forth in Section 1.1 of the Employee Matters Agreement.

(v)	“SpinCo Participant” shall have the meaning as set forth in Section 1.1 of the Employee Matters Agreement.

(w)	“Subsidiary” means an operating company unit of which a majority equity interest is owned directly or indirectly by the Company.
ARTICLE II
ADMINISTRATION
     Full power and authority to construe, interpret, and administer the Program is vested in the Committee. Decisions of the Committee are final, conclusive and binding upon all parties, including the Employer, the Company and its shareholders and the Participants.
ARTICLE III
PARTICIPANTS
3.1	Participants as of the Effective Date. As of the Effective Date, a Participant in the Plan shall include (i) any SpinCo Participant who, as of the day before the Effective Date has an account balance pursuant to Section 4.2 of the Prior Program, and (ii) any Prior Program Participant.
3.2	Participants after the Effective Date. Except as provided in Section 3.1, participation in this Program by executive employees of the Employer shall be determined by the Committee.
ARTICLE IV
DEFERRAL OF COMPENSATION
4.1	Election to Defer Compensation/Deferral Period. A Participant may elect to defer all or any portion of his or her Base Salary, Incentive Compensation and/or Perquisite

Compensation. A Participant’s written election to defer any compensation must be made before the beginning of the period of service, ordinarily a fiscal year or Plan Year (depending on the type of compensation), during which services are performed for which such compensation would otherwise be paid. The election must state the duration of the deferral period, and shall be irrevocable. Participants deferring compensation shall execute a Deferred Compensation Agreement (the “Agreement”) with the Company (an example of which is attached hereto as Exhibit “A”), outlining their various rights, duties and obligations thereunder. Notwithstanding the foregoing, any and all elections made by a Participant to defer as set forth in Section 4.1 of the Prior Program that are in effect as of the date before the Effective Date shall continue to be in effect as deferral elections under Section 4.1 of this Program.
4.2	Deferred Compensation – Base Salary, Incentive Compensation and Perquisite Compensation.
(a)	When earned, amounts deferred from a Participant’s Base Salary, Incentive Compensation and Perquisite Compensation shall be credited, but not paid, to an account in the name of the Participant and shall accrue interest credited monthly at the end of each of the Company’s fiscal months at a rate which is equal to the monthly prime interest rate (determined as of the first day of each month) charged by the Company’s principal bank, or, at the election of the Committee, Participants selected by the Committee may be credited at such other rate or rates as may be determined by the Committee. At the end of the deferral period, payment shall be made in cash. Notwithstanding the foregoing and except for Prior Program Participants who are RemainCo Participants, as of the Effective Date, the account balance of any such Participant under Section 4.2(a) of the Prior Program as of the day before the Effective Date shall be the opening account balance for such Participant under Section 4.2(a) of this Program. Except for Prior Program Participants who are RemainCo Participants, as of the Effective Date, a Participant’s account under Section 4.2(a) of the Prior Program shall be cancelled and forfeited by the Participant, and such Participant shall, on or after the Effective Date, only receive a distribution of his or her account under Section 4.2(a) of this Program and shall not receive a distribution of all or any portion of an account maintained under Section 4.2(a) of the Prior Program.

(b)	In the alternative, a Participant may elect, with Committee approval, that Incentive Compensation amounts deferred when earned shall be credited, but not paid, to an account in the name of the Participant which shall be assumed to be invested in Common Stock at the then current market price. Dividends, stock dividends, stock splits and other rights inuring to the Common Stock which would be normally payable thereon shall be assumed to be reinvested in the Common Stock at the market value on the date of assumed payment. Such election shall be made prior to the period during which the amount is earned and, once made, shall be irrevocable. At the end of the deferral period, payment shall be made in shares of Common Stock.

(c)	As of the Effective Date, the opening account balance of any Participant under Section 4.2(b) of this Program shall be the number of shares assumed to be invested in Common Stock as set forth in Section 6.3(b)(ii) of the Employee Matters Agreement.
4.3	Securities Law Requirements. Each distribution under this Program shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Stock to be distributed upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body with respect to such distribution or (iii) an agreement by the Participant with respect to the disposition of Common Stock distributed under this Program is necessary or desirable in order to satisfy any legal requirements, such distribution shall not be made, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. The Company shall have no obligation to effect any registration or qualification of the Common Stock under federal or state laws or to compensate a Participant for any loss resulting from the application of this Section.

4.4	Death Benefits. In the event of a Participant’s death, the benefit payable to the Participant under this Program shall be paid to his Beneficiary.
ARTICLE V
DISTRIBUTIONS
5.1	Distribution Elections. For a Participant, the Company will pay deferred compensation in compliance with the most recent signed and dated Deferral Election on file with the Company. In no circumstance (except for hardship as determined by the Committee as set forth in Article VI and except as provided in Section 5.2. below) will payment be made to a Participant before the distribution payment date elected by the Participant. Notwithstanding the forgoing, any and all elections made by a Participant with respect to distributions and/or payments as set forth in Section 5.1 of the Prior Program and are in effect as of the date before the Effective Date shall continue to be in effect as distribution and/or payment elections under Section 5.1 of this Program.

5.2	Prior Deferrals. With respect to all Prior Deferrals, in the circumstance where either a Participant dies or a Participant becomes totally and permanently disabled then the

Committee in its sole discretion, and with the Participant’s prior deferral payment election not withstanding, may elect to pay to the Participant or designated beneficiary, deferred cash and/or Common Stock compensation in (i) in a lump sum on the termination or disability date or earliest practical date thereafter or (ii) in a lump sum on the first workday in the next calendar year following termination or disability.
5.3	Distribution Periods. Distribution date or dates as elected by Participant may be no longer than fifteen (15) years from the normal retirement date of Participant and may be elected as lump sum or stream of equal annual payments of no more than fifteen (15) installments.

5.4	Deferral of Distribution. A Participant shall be permitted to change the distribution date or dates to a later (not an earlier) date by completing a new Deferral Election which is delivered to the Committee, on such advance time period as may be determined from time to time by the Committee, but must be before the earlier of the date on which the Participant ceases to be employed by the Company or 12 months in advance of the date on which distribution would have been made but for the change in election; provided, however, that any completed Deferral Election which was not received prior to the dates described above shall be null and void. Each new re-deferral must delay payment by at least five (5) years from the applicable prior elected distribution date or dates.
ARTICLE VI
FINANCIAL HARDSHIP
     A withdrawal of Deferred Compensation credited to a Participant’s account prior to the termination of the deferral period shall be permitted in the event the Participant experiences a severe financial hardship which is beyond the Participant’s control and which would cause the Participant severe hardship if such withdrawal were not permitted. A severe financial hardship may result from an illness or accident of the Participant and the Participant’s spouse or dependents, the loss of the Participant’s or Beneficiary’s property due to casualty, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence, the need to pay medical expenses and prescription drug medication, or the need to pay funeral expenses of a spouse or dependent. Any Participant desiring such withdrawal by reason of serious financial hardship must apply to the Committee and demonstrate that the circumstances being experienced were not under the Participant’s control and constitute a real emergency which is likely to cause severe financial hardship. The Committee shall have the authority to require such medical or other evidence as it may need to determine the necessity for Participant’s withdrawal request.
     If such application for withdrawal is permitted, the amount of such withdrawal shall be limited to an amount reasonably necessary to satisfy the emergency need, and the Committee must take into account any additional compensation available. The allowed amount of withdrawal shall be payable in lump sum or Common Stock certificate promptly after notice to the Participant of approval by the Committee. If a Participant makes a withdrawal, the amount of the Participant’s account under the Program shall be proportionately reduced to reflect such withdrawal. The balance of the Participant’s account, if any, shall be payable according to otherwise applicable provisions of the Program.
ARTICLE VII
FINALITY OF DETERMINATION
     Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by and information received from the Company’s independent public accountants or the Employer employees with respect to action of the Committee.
ARTICLE VIII
OFFSET FOR OBLIGATIONS TO EMPLOYER
     If, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Company or any Subsidiary, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Employer may offset the amount owed the Company or the Subsidiary against the amount of benefits otherwise distributable hereunder.
ARTICLE IX
RIGHTS OF A PARTICIPANT
     Payments under this Program will not be segregated from the general funds of the Employer and no Participant will have any claim on any specific assets of the Employer. To the extent that any Participant acquires a right to receive benefits under this Program, his or her right will be no greater than the right of any unsecured general creditor of the Employer and is not assignable or transferable except to his or her Beneficiary or estate.
ARTICLE X
DETERMINATION OF BENEFITS
10.1	Claim. A person who believes that he is being denied a benefit to which he is entitled under the Program (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee.

10.2	Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable time, but not later than 90 days from its receipt of the claim and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days if the Committee determines that special circumstances require such an extension. If an extension is required, written notice shall be furnished to the Claimant prior to the termination of the initial 90-day period. The extension notice shall indicate (i) the special circumstances requiring an extension of time; and (ii) the date by which the Committee expects to tender the benefit determination. If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	The specific reason for such denial;

(b)	The specific reference to pertinent provisions of this agreement upon which such denial is based;

(c)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(d)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including the Claimant’s right to bring a civil action following an adverse benefit determination on review; and

(e)	The time limits for requesting a review.
10.3	Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review its determination. Such request must be addressed to the Committee. The Claimant or his duly authorized representative may, but need not, review the pertinent documents, records and other information, receive copies of such information, and submit documents, records, issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the Committee’s determination within such sixty (60) day period, he shall be barred and estopped from challenging the participating Employer’s determination.

10.4	Review of Decision. Within a reasonable time not later than sixty (60) days after the Committee’s receipt of a request for review, the Committee will review its determinations. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth (a) the specific reasons for the decision; (b) and containing specific references to the pertinent provisions of this Program on which the decision is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant prior to the termination of the initial 60-day period and will render the decision as soon as possible, but no later than one hundred twenty (120) days after the filing of the request for review. The extension notice will set forth: (a) the special circumstances; and (b) the date as of which the benefit determination will be made.
ARTICLE XI
LIMITATIONS
     Neither the action of the Company in establishing the Program, nor any action taken by the Company, the Committee, or any persons designated by them to administer the Program, nor any provision of the Program, shall be construed as giving to any Participant or any employee of the Employer the right to be retained in the employ of the Employer.
ARTICLE XII
UNFUNDED STATUS OF PROGRAM
     It is the intention of the parties that the arrangements herein described be unfunded for tax purposes and for purposes of Title I or ERISA. Program Participants have the status of general unsecured creditors of the Employer. The Program constitutes a mere promise by the Employer to make payments in the future.
ARTICLE XIII
RIGHTS TO BENEFITS
     Subject to Article VII, a Participant’s rights to benefit payments under the Program are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiaries.
ARTICLE XIV
AMENDMENTS, SUSPENSION OR TERMINATION

     The Committee may discontinue the Program in whole or in part at any time and may from time to time amend or revise the terms as permitted by applicable statute; provided, however, that no such discontinuance, amendment, or revision shall affect adversely any right or obligation with respect to any Deferred Compensation and that no amendment shall reduce any benefits accrued by any Participant prior to the amendment. No amendment shall require shareholder approval unless such approval is otherwise required by law. Except as otherwise required to comply with Section 409A of the Internal Revenue Code of 1986, as amended, upon the discontinuance of this Program, the Company shall pay to each Participant the balance in his account at such time and in the manner designated by the Participant his Deferral Election.
ARTICLE XV
MISCELLANEOUS
15.1	Governing Law. This Program shall be governed by and construed in accordance with the laws of the State of Indiana.

15.2	Captions. The captions of Articles and Sections of this Program are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

15.3	Facility of Payment. Any amounts payable hereunder to any Participant who is under legal disability or who, in the judgment of the Committee, is unable to properly manage his or her financial affairs may be paid to the legal representative of such Participant or may be applied for the benefit of such Participant in any manner which the Committee may select, and any such payment shall be deemed to be payment for such Participant’s account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.

15.4	Withholding of Payroll Taxes. To the extent required by the laws in effect at the time compensation or Deferred Compensation payments are made, the Employer shall withhold from such compensation, or from Deferred Compensation payments made hereunder, any taxes required to be withheld for federal, state or local government purposes.

15.5	Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder.

15.6	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.7	Successor. The provisions of this Program shall bind and inure to the benefit of the Company and its successors and assigns. The terms successors and assigns as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such company or other business entity.

15.8	Reservation of Shares. The Company shall reserve from time to time a sufficient number of shares of Common Stock to satisfy obligations under the Program. The initial amount reserved under the Plan is 100,000 shares of Common Stock.

EXHIBIT A
HILLENBRAND, INC.
Senior or Regular Executive
Deferred Compensation Agreement
THIS AGREEMENT made this                      day of                     ,                      by and between Hillenbrand, Inc., an Indiana corporation (the “Corporation”), and                                          residing in the City of                                          and the State of                      (the “Employee”).
WHEREAS, the Corporation or one of its subsidiaries (hereinafter referred together as the “Corporation”), has employed the Employee and the Employee has served the Corporation in such capacity as the Corporation has designated from time to time; and
WHEREAS, during the term of the Employee’s employment, the Employee has devoted and shall continue to devote all of the Employee’s time, attention, skill and efforts to the performance of the Employee’s duties for the Corporation; and
WHEREAS, the Employee may receive base salary, incentive compensation, or other compensation from time to time from the Corporation.
NOW, THEREFORE, in consideration of the premises and the covenants herein set forth, IT IS AGREED:
1.	Deferral of Compensation and Elections — The Corporation shall pay the Employee such base salary, incentive compensation and other compensation, except that:
(a)	To the extent that the Employee elects to defer all or a portion of the Employee’s base salary, incentive compensation or other compensation payable to the Employee, unless the investment of such deferral is covered by some other plan, the Corporation shall credit (but not pay) such amounts to an account (the “Account”) in the name of the Employee and shall accrue interest credited monthly at the end of each calendar month of the Corporation at a rate equal to the monthly prime interest rate (determined as of the first day of each month) charged by the Corporation’s principal bank.

An election to defer must be made prior to the beginning of the calendar year during which the amount is earned and, once made, shall be irrevocable for that calendar year. At the end of the deferral period payment shall be made in cash.

(b)	The Employee may also elect in the alternative that all or a portion of the Employee’s incentive compensation, deferred, shall be credited, but not paid, to the Account in the name of the Employee which shall be assumed to be invested in the common stock of the Corporation, at the then current market price. Dividends, stock dividends, stock splits and other rights inuring to the common stock of the Corporation which would be normally payable thereon shall be assumed to be reinvested in the common stock of the Corporation at the market value on the date of assumed payment. Such election shall be made prior to the calendar year during which the amount is earned and, once made, shall be irrevocable during such calendar year. At the end of the deferral, period payment shall be made in shares of common stock of the Corporation.

(c)	The Employee and the Employee’s designated beneficiary agree to assume all risk in connection with any decrease in value of the funds which are credited in accordance with the provisions of this Agreement.

(d)	Title to and beneficial ownership of any assets which the Corporation may earmark to pay the deferred compensation hereunder shall at all times remain in the Corporation, and the Employee and the Employee’s designated beneficiary shall not own any specific assets of the Corporation.
2.	Payment of Deferred Compensation and Elections — The Employee may elect to receive deferred compensation in a lump sum of the cash or stock of the Corporation accrued in the Employee’s Account at the end of the deferral period elected in writing by the Employee pursuant to the terms of the program or in such installments as the Employee may designate. The Employee may change the distribution date to a date that is no earlier than five (5) years from the date or dates previously elected by submitting a new election to the Corporation before the earlier of the date on which the Employee ceases to be an Employee or twelve (12) months in advance of the date or dates on which the distribution was scheduled to be made (before the change of election).
The designated beneficiary referred to herein may be designated or changed by the Employee (without the consent of any prior beneficiary) on a form provided by the Corporation and delivered to the Corporation before the Employee’s death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Employee, the payment or payment shall be paid to the Employee’s estate.
3.	Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and the Employee, the Employee’s designated beneficiary or any other person. Likewise, nothing herein and no action taken shall create a partnership or joint venture between the Corporation and the Employee, the Employee’s designated beneficiary or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Corporation and no person other than the Corporation shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

4.	Notwithstanding anything herein contained to the contrary, no payment of any then unpaid installments shall be made and all rights under the Agreement of the Employee, the Employee’s designated beneficiary, executors or administrators, or any other person, to receive payments thereof shall be forfeited, if the Employee shall engage in any activity or conduct which in the opinion of the Corporation is detrimental to the best interests of the Corporation.
5.	The right of the Employee or any other person to any payment under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.
6.	If the Corporation shall have conclusive evidence that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim thereof shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, a brother, a sister, or to any person who in the sole discretion of the Corporation shall otherwise be entitled to payment, in such manner and proportions as the Corporation may determine. Any such payment shall be a complete discharge of the liabilities of the Corporation under this Agreement.
7.	Nothing contained herein shall be construed as conferring upon the Employee the right to continue in the employ of the Corporation or in any capacity.
8.	Employee acknowledges that he has been advised of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed regulations as of the date of this Agreement, Employee has been advised that Employee’s deferrals under this Agreement may be treated by the Internal Revenue Service as “nonqualified deferred compensation,” subject to Section 409A. In that event, several provisions in Section 409A may affect Employee’s receipt of the deferred compensation, including the timing thereof. These include, but are not limited to, a provision which requires that distributions to “specified employees” (as defined in Section 409A) on account of separation from service may not be made earlier than six (6) months after the effective date of such separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% excise tax. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Employee agrees that if Employee is a “specified employee” at the time of Employee’s termination of employment and if deferred compensation payments as set forth herein are covered as “nonqualified deferred compensation” or otherwise not exempt, any deferred compensation payments (and other benefits to the extent applicable) due Employee at time of such termination of employment shall not be paid until a date at least six (6) months after Employee’s effective termination date. Employee acknowledges that, notwithstanding anything contained herein to the contrary, both Employee and the Corporation shall each be independently responsible for assessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A. To the extent applicable, Employee understands and agrees that Employee shall have the responsibility for, and Employee agrees to pay, any and all appropriate income tax or other tax obligations for which Employee is individually responsible and/or related to receipt of any benefits provided in this Agreement. Employee agrees to fully indemnify and hold the Corporation harmless for any taxes, penalties, interest, cost or attorneys’ fee assessed against or incurred by the Corporation on account of such benefits having been provided to Employee or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Employee understands and acknowledges that neither the Corporation, nor any of its employees, attorneys, or other representatives has provided or will provide Employee with any legal or financial advice concerning taxes or any other matter, and that Employee has not relied on any such advice in deciding whether to enter into this Agreement.
9.	All elections, notices or writings necessary to give effect to any provision hereof shall be presented in writing duly executed by the Employee or a person on the Employee’s behalf to the Vice President, Human Resources of the Corporation and by the Vice President, Human Resources of the Corporation to the Employee at the Employee’s last known address.
10.	The Corporation shall have full power and authority to interpret, construe and administer this Agreement, and its interpretations and construction thereof and actions thereunder, including any valuation of the Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Corporation shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to its own willful misconduct or lack of good faith.
11.	This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and the Employee and the Employee’s designated beneficiaries, heirs, executors, administrators and legal representatives.
12.	If any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement, which shall be given effect independently of the invalid provisions; and, in such circumstances, the invalid provision is severable.
13.	This Agreement shall be construed in accordance with and governed by the law of the State of Indiana.
NOTE: Participation in the Deferred Compensation Agreement may have a significant effect on amounts calculated for the Corporation’s pension plans, other personal retirement plans, and F.I.C.A. estimates. Consultation with your personal tax adviser is strongly encouraged prior to executing this Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto set the Employee’s hand as of the date first above written.

Dated:	HILLENBRAND, INC.

BY:

Vice President, Human Resources

EMPLOYEE

Employee